Exhibit 99.1

Press Release April 20, 2015

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2015 Results

FORT WAYNE, INDIANA, April 20, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2015 financial results. Excluding $17 million, or $0.04 per diluted share, of call premium and other finance expenses associated with the March 2015 senior note repayment, the company’s adjusted first quarter 2015 net income was $40 million, or $0.17 per diluted share, on net sales of $2.0 billion.  Including the finance charges, the company reported first quarter 2015 net income of $31 million, or $0.13 per diluted share.

Comparatively, prior year first quarter net income was $39 million, or $0.17 per diluted share, on net sales of $1.8 billion, and sequential fourth quarter 2014 net sales were $2.5 billion, with adjusted net income of $97 million, or $0.40 per diluted share, which excluded the impact of non-cash asset impairment and purchase accounting charges of $0.59 per diluted share.

As mentioned in the company’s earnings guidance released on March 17, 2015, two important industry developments occurred in the first quarter.  First, domestic steel product pricing declined to levels that are more globally competitive, which the company believes will result in reduced steel import levels in the coming months.  Despite continued strong domestic steel consumption, steel product pricing decreased meaningfully due to delayed customer orders caused by the volatility in scrap prices and inventory buildup related to the excessive level of imported steel.  Second, ferrous scrap pricing declined between 25 and 30 percent during February. Historically iron ore and scrap prices have been highly correlated, but during 2014 ferrous scrap pricing disconnected from iron ore pricing and remained relatively high while iron ore prices declined dramatically.  Therefore, a sharp decline in scrap prices at the beginning of this year was not unexpected, and allows for a better cost position.

“The first quarter 2015 market environment was extremely challenging for our steel and metals recycling operations,” said Mark D. Millett, Chief Executive Officer. “The elevated steel import volume and customer inventory overhang resulted in significantly lower first quarter 2015 steel shipments, which was the primary driver of a 44 percent reduction in our consolidated operating income, when compared to the fourth quarter 2014 (excluding fourth quarter impairment charges).  Our steel operations experienced margin compression as product pricing declined and the full benefit of lower mid-quarter scrap costs were not able to be realized in first quarter 2015 results, due to our inventory accounting methodology (FIFO) and lower production rates.  However, we should see the benefit of the lower scrap prices in the second quarter 2015, and we believe scrap prices will remain lower through the remainder of the year, as there are no strong drivers to support significant price appreciation.

“We believe the reduction in both steel and scrap prices, coupled with continued strength in domestic steel consumption from the automotive, manufacturing and construction sectors, should support a stronger domestic steel industry later this year, predicated upon the expectation of reduced levels of imported steel, sustainable lower raw material costs and increased orders, as customer inventory overhang dissipates,” continued Millett.

“An important barometer for domestic steel consumption is the strength of the construction industry.  Historically, the construction industry has been the largest single domestic steel consuming sector, and it is continuing to strengthen this year.  For the first quarter 2015, our fabrication operations achieved its second highest quarterly financial result, despite a seasonal decline in shipments.  Strong demand has allowed for increased product pricing, while order inquiries and bookings remain robust, confirming the positive trend in the non-residential construction market.”

Additional First Quarter 2015 Comments

Seasonal trends and elevated steel imports negatively impacted shipments across the company’s operating platforms.  First quarter 2015 operating income for the company’s steel operations decreased 46 percent to $114 million, due primarily to lower shipments, which declined 16 percent sequentially.  Steel metal spread also contracted in the first quarter 2015 as a function of decreased selling values from excessive import pressure and hesitant customer buying.  The average product selling price for the company’s steel operations decreased $43 to $763 per ton.  The average ferrous scrap cost per ton melted decreased $34 to $312 per ton.

First quarter 2015 operating income attributable to the company’s sheet products decreased over 57 percent when compared to the sequential quarter.  The company’s flat roll shipments decreased 20 percent and metal spread contracted meaningfully, as flat roll products were the most negatively impacted by high import volumes and existing customer inventory levels.  Operating income from long products decreased 28 percent, as shipments declined 7 percent.  Reduced long product pricing was muted by an improved product mix. The company’s steel production utilization rate was 73 percent in the first quarter 2015, compared to 84 percent in the sequential quarter.

The company’s metals recycling operations recorded a slight operating loss for the first quarter 2015, based on lower metal spread caused by rapidly decreasing ferrous and nonferrous prices that principally occurred in February, as well as reduced shipments caused by lower domestic steel mill utilization.  The company anticipates both volume and margins to improve in the second quarter 2015, as steel mill utilization is expected to improve and scrap price volatility to subside.

The company’s fabrication operations continued its strong performance.  Operating income of $21.4 million kept pace with fourth quarter 2014 record levels of $21.7 million.  Higher average first quarter 2015 selling values, coupled with lower raw material steel costs, more than offset an 18 percent seasonal decrease in sequential shipments.

The impact of losses on consolidated net income from the company’s Minnesota operations was approximately $6 million, or $0.03 per diluted share.  As discussed on the company’s fourth quarter 2014 conference call, the nugget facility was idled in February to reduce company-wide iron nugget inventory and install equipment in the iron concentrate facility in order to reestablish product yield.  As planned, the iron concentrate equipment was installed and product yield has shown improvement.  However, pig iron pricing has decreased significantly in the past several weeks, and is currently at levels below the company’s expected cash cost to produce iron nuggets.  The company continues to assess the longevity of this cost / price inversion, and in the meantime the nugget facility will remain in an idled state.  Based on this assumption, the company believes the financial impact on second quarter 2015 consolidated results for the Minnesota operations will likely be improved in comparison to the first quarter 2015.

The company generated strong cash flow from operations of $235 million during the first quarter 2015.  As a testament to confidence in the company’s continued long-term cash flow generation capability, the company’s board of directors approved a 20 percent increase in Steel Dynamics first quarter 2015 cash dividend, increasing it to $0.1375 per common share.  On March 16, 2015, the company also utilized free cash flow to repay $350 million of its highest cost debt, reducing its annual interest burden by $27 million.  The company believes these actions reflect the strength of its capital structure and liquidity profile, and the continued optimism and confidence in its future prospects.

Outlook

“As the expected reduction in steel import volume and sustained lower scrap costs occur, we anticipate improved results in the second quarter 2015, and throughout the remainder of the year,” said Millett.  “We believe the second quarter 2015 will be transitional, and the timing of recovery may be later in the quarter than originally anticipated, as imports have not declined as quickly as originally anticipated, but we are seeing positive signs.  While we continue to strengthen our financial position through strong cash flow generation, and execute our long-term strategy, we are well-positioned to grow.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to maintain our best-in-class performance. We believe we are poised to capitalize on meaningful growth opportunities, both near-term and in the future, that will benefit our customers, shareholders, employees and communities,” concluded Millett.

Supplemental Quarterly Information

	First Quarter		Sequential
	2015	2014	4Q 2014
	(Dollars in thousands)
External Net Sales
Steel	$1,385,419	$1,117,599	$1,707,829
Fabrication	161,023	115,861	191,044
Metals Recycling	425,596	523,124	525,546
Ferrous Resources	53,118	52,650	68,036
Other	22,279	20,848	24,638
Consolidated	$2,047,435	$1,830,082	$2,517,093
Operating Income
Steel	$113,571	$107,776	$212,267
Fabrication	21,361	3,126	21,704
Metals Recycling	(480)	9,549	2,933
Ferrous Resources (1)	(12,567)	(20,530)	(20,480)
Operations	121,885	99,921	216,424
Non-cash Amortization of Intangible Assets	(6,323)	(6,935)	(6,918)
Profit Sharing Expense	(4,598)	(5,395)	(13,397)
Non-segment Operations	(11,193)	(6,659)	(17,269)
Operating Income (1)	99,771	80,932	178,840
Non-cash Impairment Charges	—	—	(260,000)
Consolidated	$99,771	$80,932	$(81,160)
External Shipments
Steel (In tons)	1,816,371	1,338,573	2,119,236
Fabrication (In tons)	112,729	94,667	136,906
Metals Recycling
Nonferrous (In 000’s of pounds)	241,580	251,588	268,876
Ferrous (In gross tons)	642,080	649,552	693,832
Ferrous Scrap Shipped to SDI Steel Mills	590,921	714,681	631,505
Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$763	$835	$806
Average Ferrous Cost (Per ton melted)	$312	$380	$346
Flat Roll Group Shipments
Butler Division	579,493	641,520	759,059
Columbus Division (Acquired September 2014)	564,241	—	698,907
The Techs	145,934	153,237	163,570
Long Product Shipments
Structural and Rail Division-Structural Steel	237,644	248,380	266,149
Structural and Rail Division-Rail	66,708	43,936	64,190
Engineered Bar Products Division	156,366	144,303	172,769
Roanoke Bar Division	125,123	143,782	131,613
Steel of West Virginia-Specialty Shapes	73,511	75,574	73,568
Total Steel Shipments (In tons)	1,949,020	1,450,732	2,329,825
Fabrication
Average External Sales Price (Per ton shipped)	$1,428	$1,224	$1,395
Consolidated EBITDA
Earnings (Loss) Before Taxes	$40,492	$50,994	$(124,467)
Net Interest Expense	42,874	30,347	44,415
Depreciation	64,860	48,946	72,614
Amortization	6,323	6,935	6,918
Non-controlling Interest	3,807	4,881	51,015
EBITDA	158,356	142,103	50,495
Unrealized Hedging (Gain) Loss	3,215	(4,067)	(634)
Inventory Valuation	3,101	637	6,514
Equity Based Compensation	7,199	4,689	8,478
Non-Cash Financing Expenses	3,326	—	—
Asset Impairment	—	—	213,453
Adjusted EBITDA	$175,197	$143,362	$278,306

(1) Amount excludes fixed asset impairment charges, and represents 100% of the losses from less than 100%-owned joint ventures.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2015 operating and financial results on Tuesday, April 21, 2015, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investor Relations section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on April 28, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2015	2014	2014

Net sales	$2,047,435	$1,830,082	$2,517,093
Costs of goods sold	1,860,393	1,666,778	2,225,469
Gross profit	187,042	163,304	291,624

Selling, general and administrative expenses	76,350	70,042	92,469
Profit sharing	4,598	5,395	13,397
Amortization of intangible assets	6,323	6,935	6,918
Impairment charges	—	—	260,000
Operating income (loss)	99,771	80,932	(81,160)

Interest expense, net of capitalized interest	43,087	30,569	44,740
Other expense (income), net	16,192	(631)	(1,433)
Income (loss) before income taxes	40,492	50,994	(124,467)

Income taxes	13,538	17,296	(28,421)
Net income (loss)	26,954	33,698	(96,046)

Net loss attributable to noncontrolling interests	3,807	4,881	51,015

Net income (loss) attributable to Steel Dynamics, Inc.	$30,761	$38,579	$(45,031)

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.13	$0.17	$(0.19)

Weighted average common shares	241,535	223,011	240,870

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.13	$0.17	$(0.19)

Weighted average common shares and equivalents(1)	242,867	241,394	240,870

Dividends declared per share	$0.1375	$0.1150	$0.1150

(1)    Excludes the impact of equity units on outstanding share equivalents for the three months ended December 31, 2014, due to the impact on the Company’s diluted loss per share being anti-dilutive.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets
Cash and equivalents	$160,982	$361,363
Accounts receivable, net	769,741	902,825
Inventories	1,453,242	1,618,419
Deferred income taxes	33,414	35,503
Other current assets	34,846	55,655
Total current assets	2,452,225	2,973,765

Property, plant and equipment, net	3,085,587	3,123,906

Restricted cash	19,242	19,312

Intangible assets, net	364,620	370,669

Goodwill	743,528	745,158

Other assets	70,636	78,217
Total assets	$6,735,838	$7,311,027

Liabilities and Equity

Current liabilities
Accounts payable	$376,962	$511,056
Income taxes payable	5,116	6,086
Accrued expenses	205,529	286,980
Current maturities of long-term debt	30,727	46,460
Total current liabilities	618,334	850,582

Long-term debt
Senior term loan	234,375	237,500
Senior notes	2,350,000	2,700,000
Other long-term debt	39,069	40,206
Total long-term debt	2,623,444	2,977,706

Deferred income taxes	555,031	542,033
Other liabilities	15,936	18,839

Commitments and contingencies	—	—

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	635	635
Treasury stock, at cost	(396,517)	(398,898)
Additional paid-in capital	1,088,605	1,083,435
Retained earnings	2,225,354	2,227,843
Total Steel Dynamics, Inc. equity	2,918,077	2,913,015
Noncontrolling interests	(121,324)	(117,488)
Total equity	2,796,753	2,795,527
Total liabilities and equity	$6,735,838	$7,311,027

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014

Operating activities:
Net income	$26,954	$33,698

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	72,822	57,568
Equity-based compensation	8,543	5,768
Deferred income taxes	16,717	(4,091)
Changes in certain assets and liabilities:
Accounts receivable	133,084	(88,950)
Inventories	164,999	(17,354)
Accounts payable	(127,053)	5,041
Income taxes receivable/payable	16,265	19,393
Other assets and liabilities	(77,624)	(38,320)
Net cash provided by (used in) operating activities	234,707	(27,247)

Investing activities:
Purchase of property, plant and equipment	(33,351)	(24,841)
Other investing activities	1,663	28,884
Net cash provided by (used in) investing activities	(31,688)	4,043

Financing activities:
Issuance of current and long-term debt	50,093	43,453
Repayment of current and long-term debt	(427,451)	(56,246)
Exercise of stock options proceeds, including related tax impact	1,753	2,905
Contributions from noncontrolling investors, net	(28)	5,370
Dividends paid	(27,767)	(24,515)
Net cash used in financing activities	(403,400)	(29,033)

Decrease in cash and equivalents	(200,381)	(52,237)
Cash and equivalents at beginning of period	361,363	395,156

Cash and equivalents at end of period	$160,982	$342,919

Supplemental disclosure information:
Cash paid for interest	$40,094	$39,663
Cash paid (received) for federal and state income taxes, net	$(18,539)	$2,143